Exhibit 99.1

For Immediate Release:

RENT-A-CENTER, INC. ANNOUNCES

COMPLETION OF SENIOR CREDIT

FACILITY REFINANCING

Plano, Texas, March 19, 2014 — Rent-A-Center, Inc. (the “Company”) (NASDAQ/NGS:RCII), the nation’s largest rent-to-own operator, today announced the completion of the previously announced refinancing of its senior credit facility.  As previously announced, the Company formerly anticipated entering into a new $850 million senior credit facility, consisting of a $350 million term loan and a $500 million revolving credit facility.  Today, the Company entered into a larger, new $900 million senior credit facility, consisting of a $225 million term loan and a $675 million revolving credit facility.  With the larger facility, the Company expects to access a larger pool of capital while lowering the average cost of indebtedness to the Company.  The Company then drew down the $225 million in term loans and $100 million of the revolving facility and utilized the proceeds to repay its existing senior term debt.

The Company expects this refinancing transaction to reduce diluted earnings per share for fiscal 2014 by approximately $0.08 per share.

“We believe the increased liquidity provided by the larger revolving credit facility and moderation of mandatory principal payments over the next seven years will further enhance our financial flexibility as we continue to execute on the strategic initiatives outlined at our recent investor day,” commented Robert D. Davis, the Company’s Chief Executive Officer.  “In addition, this financial flexibility will allow us to continue to return value to our shareholders through dividend payments and opportunistic share repurchases,” Mr. Davis concluded.

Rent-A-Center, Inc., headquartered in Plano, Texas, is the largest rent-to-own operator in North America, focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality durable goods such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. The Company owns and operates approximately 3,205 stores in the United States, Canada, Mexico and Puerto Rico, and approximately 1,325 Acceptance Now kiosk locations in the United States and Puerto Rico. For additional information about the Company, please visit www.rentacenter.com.

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” or “believe,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:  the general strength of the economy and other economic conditions affecting consumer preferences and spending;

economic pressures, such as high fuel costs, affecting the disposable income available to the Company’s current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial performance of our Core segment or in executing our growth initiatives; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of our brand; uncertainties regarding the ability to open new locations; the Company’s ability to acquire additional stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to enhance the performance of acquired stores; the Company’s ability to retain the revenue associated with acquired customer accounts; the Company’s ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the rent-to-own industry; the Company’s compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; the Company’s available cash flow; information technology and data security costs; our ability to protect the integrity and security of individually identifiable data of our customers and employee; the impact of any breaches in data security or other disturbances to our information technology and other networks; changes in the Company’s stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; fluctuations in foreign currency exchange rates; the Company’s ability to maintain an effective system of internal controls; the resolution of the Company’s litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its annual report on Form 10-K for the year ended December 31, 2013. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Contact for Rent-A-Center, Inc.:

David E. Carpenter
Vice President of Investor Relations
(972) 801-1214
david.carpenter@rentacenter.com